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                                                                    EXHIBIT 16.1



January 11, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for iLinc Communications, Inc. ("iLinc") and, under the date of May 21, 2004, except for Note 18 as to which the date was June 21, 2004, we reported on the consolidated financial statements of iLinc as of and for the years ended March 31, 2004 and 2003. On December 14, 2004, we resigned as principal accountants. We have read iLinc's statements included under Item 4 of its Form 8-K dated December 20, 2004 and the revised Form 8-K/A dated January 11, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with iLinc's statement that the Board of Directors appointed Epstein, Weber & Conover, PLC as iLinc's independent registered public accountants effective immediately, or that during the two most recent fiscal years ended March 31, 2004 and 2003, and the subsequent interim periods prior to BDO Seidman, LLP's resignation, iLinc did not consult with Epstein, Weber & Conover, PLC regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

/s/ BDO Seidman, LLP